UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 17, 2008

Date of Report (Date of earliest event reported)

NOVASTAR FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2114 Central Street, Suite 600, Kansas City, MO 64108

(Address of principal executive offices) (Zip Code)

(816) 237-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 – Entry into a Material Definitive Agreement.

On December 17, 2008, the Company entered into a Portfolio Services Agreement (the “Portfolio Services Agreement”) with Credentia Group LLC (“Credentia”) effective as of January 1, 2009, pursuant to which Credentia will manage the mortgage-related portfolio assets of the Company and its subsidiaries (the “Portfolio Assets”) and provide certain other services to the Company. Credentia is a recently formed entity to which certain current and former personnel of the Company and its subsidiaries with substantial experience managing the Portfolio Assets of the Company and its subsidiaries are transitioning. In connection with the Company’s engagement of Credentia, Michael L. Bamburg, the Company’s Chief Investment Officer, and certain other personnel will resign from the Company and its subsidiaries effective December 31, 2008. The resignations will not trigger any severance payments by the Company or its subsidiaries to such personnel. Prior to authorizing the Company to engage Credentia, the Board of Directors of the Company considered other providers of similar services and the terms and conditions upon which such services were available, the cost savings to the Company resulting from the resignations of the personnel and the cost of hiring replacement personnel to continue to perform the services within the Company, and certain other factors, and determined that the engagement of Credentia was advisable.

Under the terms of the Portfolio Services Agreement, Credentia is expected to, among other things: (i) consult with the Company with respect to the review of the Company’s investment criteria and parameters; (ii) consult with the Company with regard to opportunities relating to the Portfolio Assets; (iii) serve as a liaison between the Company, servicers and third party custodians of the Portfolio Assets; (iv) compile and monitor certain information and reports with respect to the Portfolio Assets; and (v) evaluate and make recommendations regarding the Company’s hedging strategies (collectively, the “Services”). As consideration for the Services, the Company will pay Credentia a monthly fixed fee of $45,000 and reimburse Credentia for its reasonable out-of-pocket expenses. Additionally, the Company may engage Credentia to provide certain investment management services with respect to any assets of the Company or its subsidiaries for an additional fee.

The initial term of the Portfolio Services Agreement ends on December 31, 2009, subject to automatic renewal for additional one-year terms unless terminated by the written notice of either party not later than 90 days prior to, and effective on, the end of the initial term or any renewal term.

The Company may terminate the Portfolio Services Agreement at any time with cause, or during any renewal term without cause, effective upon 60 days’ prior written notice to Credentia. Credentia may terminate the Portfolio Services Agreement effective upon 60 days’ prior written notice to the Company in the event the Company is in default of any material obligations and such defaults remain uncured prior to the termination date specified in such notice.

In connection with the Portfolio Services Agreement, the parties and NovaStar Mortgage, Inc. (“NMI”) entered into a License Agreement pursuant to which the Company and NMI will license to Credentia, on a nonexclusive, royalty-free and geographically unlimited basis, certain information relevant to the management of the Portfolio Assets.

Item 1.02 – Termination of a Material Definitive Agreement.

On December 17, 2008, in connection with the Company’s engagement of Credentia, the Company and Mr. Bamburg mutually agreed to a termination of the Employment Agreement, dated March 23, 2007, between the Company and Mr. Bamburg, effective December 31, 2008.

Also on December 17, 2008, the Company and W. Lance Anderson, the Company’s President and Chief Executive Officer, mutually agreed to a termination of the Employment Agreement, dated September 30, 1996, between the Company and Mr. Anderson (the “Employment Agreement”), as amended by the Amendment to W. Lance Anderson Employment Agreement, dated December 20, 2006. Mr. Anderson will continue to serve as the Company’s President and Chief Executive Officer on an at-will basis at the same base salary as he received under the Employment Agreement.

Item 5.02 – Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On December 17, 2008, in connection with the Company’s engagement of Credentia, Michael L. Bamburg tendered his resignation as Chief Investment Officer of the Company effective December 31, 2008 Mr. Bamburg’s resignation does not trigger any severance payments by the Company.

Also on December 17, 2008, the Company entered into a Amendment to Rodney E. Schwatken Employment Agreement (the “Amendment”) to amend the Employment Agreement, dated January 7, 2008, between the Company and Mr. Schwatken. The Amendment reflects certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including providing that any severance benefits payable to Mr. Schwatken that are deemed to constitute deferred compensation subject to the requirements of Section 409A will be delayed for a six month period following his termination date if he is deemed to be a “specified employee” (within the meaning of Section 409A) at the time of his termination of employment.

The information set forth under “Item 1.02 – Termination of a Material Definitive Agreement” regarding Mr. Anderson’s compensatory arrangements is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.

DATE: December 19, 2008	/s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Financial Officer